EXHIBIT 10.50

Robert Hamm	October 15, 2007
Dear Bob:
I am pleased to confirm your promotion to EVP, Pharmaceutical Operations & Technology. This position will report to James Mullen, CEO & President, and will be based at our Cambridge, MA facility.
The specific terms of your promotion are as follows.
Promotion Date: The effective date of your promotion is October 12, 2007.
Base Salary: Effective with the date of promotion, your biweekly salary will be $16,769.24, which is equivalent to an annual salary of $436,000.24.
Short-term-incentive: Your target bonus level under Biogen Idec’s Annual Bonus Plan will be 50% of your annualized base salary.
Long-term Incentive: You will be granted 2,700 restricted stock units (RSUs). Assuming your continued employment, these RSUs will vest and convert into shares of Biogen Idec common stock at the rate of one-third per year over three years, beginning on the first anniversary of your grant date. The grant date will be the first trading day of the month following your effective date of promotion.
You will also be granted an option to purchase 6,900 shares of the common stock of Biogen Idec at an exercise price equal to the closing price of Biogen Idec stock as reported on the NASDAQ National Market on the grant date. The grant date will be the first trading day of the month following your effective date of promotion. The option will have a ten-year term and, assuming your continued employment, will vest equally over a four-year period at the rate of 25% per year, starting on the first anniversary of your grant date.
The actual terms of your RSU and stock option grants will be communicated to you in a separate Notice of Grant. You are considered a “designated employee”, as defined in the 2005 Omnibus Equity Plan. You are encouraged to carefully review the 2005 Omnibus Equity Plan Document for information on the implications of being a designated employee under the Plan, as well as any applicable terms and conditions of your grants under this program. This document is available on iNet in the Human Resources Business Area. If you do not have access to the iNet or would prefer to have a copy mailed to you, please call the HR Helpdesk at 866-824-8444 (toll free), 617-679-3400 or ext. 83400 (internal).
Stock Trading Plan: As an Executive Vice President of the Company, you are required to enter into a 10b5-1 stock trading plan. A 10b5-1 plan enables you to buy and sell Biogen Idec securities under pre-specified conditions (e.g., when the price of Biogen Idec stock reaches a certain price), and allows you to sell outside of quarterly “trading windows” whether or not you are in possession of material, nonpublic information. More information on 10b5-1 trading plans can be found on iNet.
Biogen Idec 14 Cambridge Center Cambridge, MA 02142 Phone 617-679-2000 www.biogenidec.com

Additional Executive Benefits
Vacation: You are entitled to 25 vacation days per year, accrued on a per pay period basis.
Supplemental Savings Plan: You are entitled to participate in Biogen Idec’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401k, ESPP, medical, etc.). If you were not previously eligible for the SSP, enrollment information will be sent to you shortly.
Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.
Severance: Under certain circumstances, you will be entitled to receive severance benefits. Your severance benefits are explained in detail in the attached executive severance document.
IRC 280G Excise Taxes: In the event of a Change in Control (as defined in Section 280G of the Internal Revenue Code), compensation paid to you may trigger an excise tax (in addition to ordinary income taxes). Biogen Idec will reimburse you for any excise taxes you incur under IRC 280G as a result of a Change in Control. This includes gains from the exercise of stock options and vesting of restricted stock and/or units, as well as the reimbursement for such penalties. In addition, Biogen Idec will reimburse you for income taxes imposed on the excise taxes.
Tax Preparation, Financial and Estate Planning: You are entitled to reimbursement of up to $7,500 per calendar year (January 1 — December 31) for expenses incurred due to tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. To receive reimbursement, copies of receipts/invoices from eligible service providers should be submitted through the Company’s third party reimbursement service provider. Such reimbursements are considered taxable income.
Air Travel Upgrade: You are entitled to fly first class on all U.S. transcontinental flights (e.g., Boston to San Diego). Overseas flights and other domestic flights are subject to the same policy as all other employees.

Once you have accepted this offer, please sign and return a copy of this letter to me. I am confident you will continue to contribute to Biogen Idec’s success and wish you the best of luck in your new position.

Sincerely,
/s/ James C. Mullen
James Mullen
CEO & President

cc: Craig Schneier

/s/ Robert Hamm	15 Oct 2007
Robert Hamm	Date
Your employment at Biogen Idec continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen Idec also has the same right to terminate your employment at any time, with or without cause or notice.

Executive Severance — Executive Vice President
As an Executive Vice President, you are entitled to severance benefits in the event your employment is terminated by Biogen Idec other than For Cause or for reason of death or Disability (as these terms are defined in the Biogen Idec 2005 Omnibus Equity Plan).
Benefits
Your severance benefits are comprised of (i) a lump sum payment (as calculated below), (ii) upon completion of the appropriate forms, continuation of your participation in Biogen Idec’s group medical and dental insurance plans, to the same extent permitted by COBRA and to the same extent such insurance is then provided to regular employees of Biogen Idec, including payment by you of a portion of the insurance premiums (i.e., the “Insurance Benefit”) and (iii) the reasonable cost of up to nine months of executive-level outplacement services from a recognized provider of such services, at the expense of Biogen Idec (upon receipt of appropriate documentation).
The lump sum severance payment is calculated as follows:
[9 + (A x 2.5)] x B = lump sum payment
where:	A is the number of full years of service with Biogen Idec (but A x 2.5 may not exceed 12), and B is the monthly equivalent of your target annual cash compensation at the time of your termination (i.e., one-twelfth of the sum of your then annual base salary plus target annual bonus).
The following are examples of how the lump sum payment and Insurance Benefit Period are determined:
If your employment with Biogen Idec is terminated after 10 months of employment, you will receive a lump sum payment equal to nine months of your target annual cash compensation and continue to participate in Biogen Idec’s group medical and dental plans for nine months, unless you become eligible to participate in another employer’s medical and dental plans before that date. COBRA continuation of medical and dental benefits is available, at your own expense, for an additional nine months after this nine-month Insurance Benefit Period.

If your employment with Biogen Idec is terminated after five years, you will receive a lump sum payment equal to 21 months [9+12] of your target annual cash compensation and continue to participate in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
If at any time within two years following a Corporate Transaction or Corporate Change in Control (as these terms are defined in Biogen Idec’s 2005 Omnibus Equity Plan) your employment is terminated by Biogen Idec or the succeeding corporate entity, other than For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2005 Omnibus Equity Plan), or you experience an Involuntary Employment Action (defined below) and as a result you terminate your employment with Biogen Idec or the succeeding corporate entity, then, regardless of the length of your service with Biogen Idec and the succeeding corporate entity, and in lieu of the formula set forth above, you will receive a lump sum payment equivalent to 24 months of your target annual cash compensation at the time of your termination or at the time of a Corporate Transaction or Corporate Change in Control, whichever is higher. In addition, you will be entitled to continue participating in Biogen Idec’s group medical and dental plans for 24 months, unless you become eligible to participate in another employer’s medical and dental plans before that date. The term “Involuntary Employment Action” shall have the definition set forth in Biogen Idec’s 2005 Omnibus Equity Plan, provided, however, that the term “Corporate Transaction” used in that definition shall be deemed to mean either a Corporate Transaction or Change in Control, as the case may be, and provided also that prior to your termination of employment you have notified the Chief Legal Counsel or the Head of Human Resources of Biogen Idec in writing of the basis for your Involuntary Employment Action, you have given such notice within one year of the circumstances giving rise to your Involuntary Employment Action and Biogen Idec does not cure such circumstances within 30 days after the date of your notice.
Delivery of Benefits
Payment and provision of all the benefits provided under this arrangement are conditioned on your execution and delivery of all necessary forms and an irrevocable general release in favor of Biogen Idec, in form and substance reasonably acceptable to Biogen Idec, with respect to any and all claims relating to your employment and the termination of your employment with Biogen Idec. If you retire or voluntarily terminate your employment with Biogen Idec, or Biogen Idec terminates your employment For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2005 Omnibus Equity Plan), or you do not provide the requisite general release, you will not be eligible to receive the severance benefits described above.
If all other conditions of this arrangement are met, a lump sum payment (less applicable taxes and other mandatory deductions as required by law) will be paid to you following the termination of your employment, no later than the first to occur of: a) 90 days following your termination of your employment with Biogen Idec and b) March 15 of the year following the calendar year in which termination of employment occurs, unless you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (i.e., “Section 409A”). (If all preconditions to payment, including the delivery of an irrevocable general release, are not satisfied prior to the earlier of these two dates, payment to you may be delayed and you may incur additional tax liabilities under Section 409A.) If you are a “specified employee”, to the extent required by Section 409A, payment will not be made to you before the date which is six months after you “separate from service” (or, if earlier, your date of death or Disability) unless the payment qualifies as excepted welfare benefits under Section 409A, does not constitute a “deferral of compensation” under Section 409A or is otherwise not subject to the requirements of Section 409A.
The Insurance Benefit will continue until the earlier of (i) the date you become eligible to participate in the medical and dental insurance plan of another employer or (ii) the date that is [9 + (A x 2.5)] months, but not more than 21 months (or 24 months in the case of a Corporate Transaction or Change in Control), following the termination of your employment with Biogen Idec (the “Insurance Benefit Period”). You will have the right, at your own expense, to continue your participation in Biogen Idec’s group medical and dental insurance plans at the expiration of the Insurance Benefit Period, pursuant to the provisions of COBRA, but only for an 18-month period that will be deemed to have commenced at the start of your severance.
General
Biogen Idec shall administer and shall have the discretionary authority to adopt rules for the management and operation of this arrangement, to interpret the provisions of the arrangement and to construe the terms of the severance arrangement in its sole discretion. The decision of Biogen Idec, or the duly authorized delegate, is final and conclusive for all purposes.
The severance arrangement may be amended, modified, suspended or terminated by Biogen Idec at any time; provided that the severance arrangement may not be amended or terminated without your written consent for a period of two years following a Corporate Transaction or a Change in Control.

This arrangement is unfunded. This arrangement will benefit and bind Biogen Idec and its successors and permitted assigns and you and your heirs, executors and legal representatives. You do not have any right to transfer or assign your benefits under this arrangement.
This arrangement shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.